Exhibit 99.1

GENERAL MOTORS

FIRST-QUARTER 2020 EARNINGS

GM Reports Income of $0.3 Billion and EBIT-Adjusted of $1.2 Billion

- EPS-diluted of $0.17 and EPS-diluted-adjusted of $0.62.
- COVID-19 impact on EBIT-adjusted was $(1.4) billion.
- Ended quarter with $33.4 billion in automotive liquidity.

Q1 2020 RESULTS OVERVIEW

	Net Revenue	Income	Auto Operating Cash Flow	EPS-Diluted*
GAAP	$32.7B	$0.3B	$0.3B	$0.17
vs. Q1 2019	(6.2%)	(86.7%)	+$2.5B	(88.5%)
	EBIT-adj. Margin	EBIT-adj.	Adj. Auto FCF	EPS-Diluted-adj.*
Non-GAAP	3.8%	$1.2B	$(0.9)B	$0.62
vs. Q1 2019	(2.8) pts	(45.9%)	+$3B	(56%)

*includes a $(0.28) impact from Lyft and PSA.

"The strength of this company has always been its people, and I am proud to stand with our best as we confront these challenges together - as one team - while we continue our transformation. We have a track record of making swift, strategic and tough decisions to ensure our long-term viability and create value for all of our stakeholders."

– Mary Barra, Chairman and CEO

SAFETY AS A TOP PRIORITY

To protect the safety of employees in response to the COVID-19 pandemic, GM extended its January holiday shutdown in China, and suspended production in North and South America in March. Under rigorous safety protocols, production was able to continue through the first quarter in Korea, and operations gradually restarted in China mid-February.

Considerable planning is underway to restart operations in North America. Based on conversations and collaboration with unions and government officials, GM is targeting to restart the majority of manufacturing operations on May 18 in the U.S. and Canada under extensive safety measures. These global, standardized measures were informed by learnings from GM facilities in China; Korea; Kokomo, Indiana; Arlington, Texas; Warren, Michigan; Customer Care & Aftersales operations, as well as collaboration with union leadership and supplier partners. These procedures meet or exceed CDC and WHO guidelines, and are designed to keep people safe when they arrive, while they work and as they leave the facility.



Operator inspects face masks at GM's Warren manufacturing facility.

MAINTAINING A STRONG LIQUIDITY POSITION

When GM suspended operations, it also moved quickly to preserve its liquidity. GM ended the quarter with a strong $33.4 billion in automotive liquidity, including an approximately $16 billion drawdown from its revolving credit facilities. In addition, the company extended $3.6 billion under its three-year revolving credit agreement, and GM and GM Financial renewed their 364-day $2 billion revolver.

GM has implemented aggressive austerity measures to preserve cash to ensure the ongoing viability of its operations. This included global executive and salaried compensation deferments, and adjusted non-critical program timing. GM has suspended the quarterly dividend on its common stock and the company's share repurchase program was also paused. In addition, GM has taken many actions over the past number of years to strengthen the business and ensure a strong foundation in preparation for a downturn.

FIGHTING A GLOBAL PANDEMIC

Early on in this crisis, GM recognized that it had the capability to quickly support production of crucial medical equipment. In April, GM began producing and shipping critical care ventilators in collaboration with Ventec Life Systems at GM's Kokomo facility. In less than a month, GM accepted a 30,000-unit order from the federal government. In a separate effort, GM temporarily converted its Warren plant to make personal protective equipment and has donated one million face masks. SAIC-GM-Wuling in China and GM Mexico have also been manufacturing face masks, and GM is preparing a plant in Canada to do the same.

SEGMENT RESULTS (EBIT-ADJUSTED—$B)

	North America		International		Cruise		GM Financial (EBT)
Q1 20	Q1 19	Q1 20	Q1 19	Q1 20	Q1 19	Q1 20	Q1 19
2.2	1.9	(0.6)	0.0	(0.2)	(0.2)	0.2	0.4

North America: EBIT-adj. higher primarily as a result of strong sales of light-duty pickups and full-size SUVs, and transformational cost actions, partially offset by lower volume from suspending production.

International: China equity income down $(0.5) billion year over year primarily as a result of the impact of COVID-19, partially offset by cost actions.

Cruise: Making rapid progress toward superhuman driving performance and will continue to hire engineering talent in Q2.

GM Financial (EBT): EBT-adj. lower due primarily to increase in loan loss reserve related to COVID-19. GM Financial paid a $400 million dividend to GM in the first quarter.

> **"We are focused on preserving liquidity and taking the right actions today to make the company stronger and more competitive in the long term as we navigate through these unprecedented times."**
>
> *– Dhivya Suryadevara, CFO*

SUPPORTING THE CUSTOMER

Putting people first also means taking care of customers. GM's CCA business continued to support essential work for customers' service and maintenance needs. Dealerships increased use of the online selling tool Shop. Click. Drive., propelling significant customer engagement. Ninety percent of participating dealers offer a touchless home delivery to ensure customers can purchase a vehicle safely. Service departments also remained open where permitted. In addition, GM Financial is offering solutions for customers, including deferring payments and waiving late fees.

FIRST QUARTER SALES

GM sales in the U.S. declined about 7 percent, driven by the effects of the pandemic. While sales have been impacted differently across geographies, for many dealers, demand for full-size trucks remained strong. Sales of GM's full-size pickups rose about 27 percent year over year, with a significant gain in retail market share. They captured 41 percent of combined light- and heavy-duty segments in the first quarter (J.D. Power). In China, following the strongest sales impact in February, the industry started to pick up in March, narrowing the monthly sales decline.

GM INTERNATIONAL RESTRUCTURING

In February, GM announced it will wind down engineering, vehicle sales - except for GM specialty vehicles - and design operations in Australia and New Zealand and retire the Holden brand by 2021. GM also agreed to sell its Rayong plant in Thailand to Great Wall Motors. As a result, the company recorded total after tax cash and non-cash charges of $0.7 billion in the first quarter.

COMMITTED TO AN ALL-ELECTRIC FUTURE

During the pandemic, product development work on the company's future EV and AV portfolios is progressing at a rapid pace. In addition, ongoing work continues at Detroit-Hamtramck to convert the facility to be GM's first assembly plant fully devoted to EVs.

In March, GM shared its EV strategy and showcased how its technical expertise, flexibility and scale position the company to lead in the future of EVs, growing sales quickly, efficiently and profitably. This strategy includes a modular propulsion system and a highly flexible, third-generation global EV platform powered by the proprietary Ultium battery system.

The Cruise Origin was revealed in San Francisco earlier this year, and production timing remains on track for the yet-to-be-revealed Cadillac Lyriq and GMC HUMMER EV all powered by the Ultium system.



Ultium Battery

GM's broad EV portfolio will offer a GM-estimated driving range of up to 400 miles on a full charge, with DC Fast Charging capability to charge over 100 miles of range in 10 minutes – with a path to even faster charging with next-generation technology.

Also in March, GM and Honda agreed to jointly develop two all-new EVs for Honda, based on GM's new global EV platform and Ultium battery system. Honda will leverage GM's platform to drive scale.

MEDIA CONTACT INVESTOR CONTACT Juli Huston-Rough Michael Heifler GM Finance Communications GM Investor Relations Media Investors 313-549-6977 313-418-0220 julie.huston-rough@gm.com michael.heifler@gm.com General Motors (NYSE:GM) is a global company committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Holden, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at http://www.gm.com. Cautionary Note on Forward-Looking Statements: This press release may include “forward-looking statements” within the meaning of the U.S. federal securities laws. We caution readers not to place undue reliance on forward-looking statements. Statements including words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “efect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements represent our current judgment about possible future events. In making these statements we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may difer materially from these statements. Factors that might cause such diferences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond our control. Many of these factors are described in our Annual Report on Form 10-K and our other flings with the U.S. Securities and Exchange Commission. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that afect the subject of these statements, except where we are expressly required to do so by law.